EXHIBIT 2.5


SERVICE AGREEMENT
(1)        Wise Systems Limited

(2)        Martin Richards


Dated July 27, 2004


OSBORNE CLARKE                                  Barcelona
                                                Brescia
Hillgate House                                  Bristol
26 Old Bailey                                   Brussels
London                                          Cologne
EC4M 7HW                                        Copenhagen
Telephone  +44 (0) 20 7809 1000                 Helsinki
Facsimile  +44 (0) 20 7809 1005                 London
                                                Madrid
                                                Milan
                                                Paris
                                                Rome
                                                Rotterdam
                                                St. Petersburg
                                                Silicon Valley
                                                Tallinn
                                                Thames Valley

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                                    CONTENTS


1.         Definitions and interpretation     i
2.         Appointment         v
3.         Term      v
4.         Duties of the Executive        v
5.         Hours of work       vi
6.         Principal place of work        vi
7.         Salary and Bonus    vi
8.         Expenses      vii
9.         Benefits      vii
10.        Holidays      viii
11.        Sickness or injury  viii
12.        Termination of and suspension from Employment      x
13.        Obligations during Employment    xii
14.        Obligations after Employment    xv
15.        Disciplinary and Grievance procedure     xvi
16.        Collective Agreements      xvii
17.        Deductions      xvii
18.        Entire Agreement    xvii
19.        Third Parties       xvii
20.        Data Protection     xviii
21.        Releases and waivers.      xviii
22.        Notices     xix
23.        Governing law and jurisdiction     xix
Schedule 1      xx
Schedule 2      xxi
1.         General   xxiii
2.         Definitions         xxiii

THIS AGREEMENT is made on July 27, 2004

BETWEEN:

(1) WISE SYSTEMS LIMITED (company number: 01619490) whose registered office is at 4 Quay Walls, Berwick upon Tweed, Northumberland TD15 1HD (the "COMPANY"); and

(2) MARTIN RICHARDS of Linton Burnfoot Farm, Morebattle, Kelso, TD5 8AG (the "EXECUTIVE").

""IT IS AGREED as follows:

DEFINITIONS AND INTERPRETATION

IN THIS AGREEMENT, UNLESS THE CONTEXT OTHERWISE REQUIRES, THE FOLLOWING DEFINITIONS SHALL APPLY:

"AGREEMENT" means this Agreement (including any schedule or annexure to it and any document referred to in it or in agreed form).

"BOARD" means the board of directors of the Company from time to time and includes any committee of the Board duly appointed by it.

"BUSINESSES" means the development, marketing, sales, implementation and support of the Guardian Healthcare Systems Division's products, including hardware and third party software, using Virtology components or components designed from the Wise Systems Virtology components, including but not limited to Radiology Information Systems, Pictorial Archival Communication Systems, Information systems for Order Communications, Electronic Patient Records, Cardiology, Ophthalmology, Pathology (and for the avoidance of doubt not including any aviation systems or Guardian's DE Vision Medical Imaging Suite).

"COMPANY INVENTION" means any improvement, invention or discovery made by the Executive which in accordance with Section 39, Patents Act 1977 is the property of the Company.

"CONFIDENTIAL INFORMATION" means any trade secrets or other information which is confidential, commercially sensitive and is not in the public domain relating or belonging to the Company or any Group Company including but not limited to information relating to the business methods, corporate plans, management systems, finances, new business opportunities, research and development projects, marketing or sales of any past, present or future product or service, secret formulae, processes, inventions, designs, know-how discoveries, technical specifications and other technical information relating to the creation, production or supply of any past, present or future product or service of the Company or any Group Company, lists or details of clients, potential clients or suppliers or the arrangements made with any client or supplier and any information in respect of which any Group Company owes an obligation of confidentiality to any third party.

"Customer" means any person:

      with whom or which the Executive has dealt or of whom or of which he has knowledge by virtue of his Duties in the 6 months preceding the Termination Date and either:

      who or which shall at the Termination Date be negotiating with the Company or any Group Company for Restricted Products or Services; or

      to whom or which the Company or any Group Company shall at any time during the period of 6 months prior to the Termination Date have supplied any Restricted Products or Restricted Services.

"DUTIES" means the duties of the Executive as set out in clause 4.

"EMPLOYMENT" means the period of the Executive's employment under this Agreement which for the purposes of this Agreement shall be deemed to include any period of garden leave imposed under sub-clause 12.6.

"GROUP COMPANIES" means the Company, its subsidiaries or subsidiary undertakings, any holding company or parent undertaking and any subsidiary or subsidiary undertaking of any holding company or parent undertaking and "GROUP COMPANY" means any of them.

"GUARDIAN" means Guardian Technologies International, Inc.;

"GUARDIAN HEALTHCARE SYSTEMS DIVISION" means Guardian and every member of the group of companies of which Guardian is a member (including but not limited to Guardian Healthcare Systems UK Ltd and the Company).

"INTELLECTUAL PROPERTY" means any and all intellectual property rights anywhere in the world (including without limitation to patents, rights in patentable excluding always Company Invention (as defined above), registered designs, unregistered design rights, copyrights, database rights, topography rights and rights in mask works, trade marks, trade names, logos, trade secrets and know-how, moral rights, applications for any of the above and the right to make applications therefore) existing now or at any time in the future and whether registered or registerable or otherwise;

"MATERIAL INTEREST" means:

      the holding of any position (whether employed or engaged) or provision of services as director, officer, employee, consultant, adviser, partner, principal, agent or volunteer;

      the direct or indirect control or ownership (whether jointly or alone) of any shares (or any voting rights attached to them) or debentures save for the ownership for investment purposes only of not more than 5 per cent of the issued ordinary shares of any company whose shares are listed on any Recognised Exchange; or

      the direct or indirect provision of any financial assistance.

"RECOGNISED  EXCHANGE"  means a  Recognised  Investment  Exchange  as defined in
Section 285, Financial Services and Markets Act 2000 or any comparable exchange or market.

"RELEVANT PERIOD" means the period beginning on the day after the Termination Date equal to 3 months, less any period that the Executive spends on garden leave pursuant to clause 12.6.

"RESTRICTED PRODUCTS OR SERVICES" means any products or services of a kind which have been dealt in, produced, marketed or sold by the Company or any Group Company at any time during the 6 months preceding the Termination Date in the ordinary course of the Businesses or which are proposed to be dealt in, produced, marketed or sold by the Company or any Group Company in the ordinary course of the Businesses at the Termination Date and in respect of which or the marketing of which the Executive's Duties were directly concerned or for which the Executive was responsible during such period or in relation to which the Executive possesses Confidential Information at the Termination Date.

"RESTRICTED SHAREHOLDING" means the direct or indirect control or ownership (whether jointly or alone) of shares in a company which, together with shares held by any person acting in concert with him carry 25% or more of the voting rights of that company.

"RESTRICTED SUPPLIES" means any goods or services supplied to the Company or any Group Company on terms which as to the nature of the supplies and/or the terms of supply are unique to the relationship between the supplier and the relevant Group Company and in respect of which or the marketing of which the Executive's Duties were directly concerned and/or for which the Executive was responsible during the period of 6 months prior to the Termination Date or in relation to which the Executive possesses Confidential Information at the Termination Date and the term "SUPPLIER" shall be construed accordingly.

          "STOCK ESCROW AGREEMENT" means the Stock Escrow Agreement entered into among Guardian Healthcare Systems UK Limited, Guardian Technologies International Inc, the Executive and Susan Richards dated July 27, 2004.

"STOCK PURCHASE AND SALE AGREEMENT" means the agreement for the acquisition of Wise Systems Limited between Guardian, Guardian Healthcare Systems UK Limited, the Executive and Susan Richards dated July 27, 2004.

"TERMINATION DATE" means the date on which the Employment terminates.

In this Agreement, unless the context otherwise requires:

      words in the singular include the plural and vice versa and words in one gender include any other gender;

      a reference to a statute or statutory provision includes:

            any  subordinate   legislation   (as   defined  in  Section   21(1),
                  Interpretation Act 1978) made under it; and

            any  statute  or statutory  provision which modifies,  consolidates, re-enacts or supersedes it;

      a reference to:

            a    "person"   includes  any  individual,   firm,  body  corporate,
                  association or partnership, government or state (whether or not having a separate legal personality);

            clauses and schedules are to clauses and schedules of this Agreement and references to sub-clauses and paragraphs are references to sub-clauses and paragraphs of the clause or schedule in which they appear;

      the  table  of contents and headings  are for  convenience  only and shall not affect the interpretation of this Agreement; and except where otherwise stated, words and phrases defined in the City Code on Take-overs and Mergers or in the Companies Act 1985 have the same meaning in this Agreement.

Appointment

The Company appoints the Executive and the Executive agrees to serve as Vice-President European Operations of the Company on the terms set out in this Agreement.

The Executive warrants that the Executive is free to enter into this Agreement and is not bound by, nor subject to any court order, arrangement, obligation, restriction or undertaking (contractual or otherwise) which prohibits or restricts the Executive from entering into this Agreement or performing the Duties.

Term

The Employment shall commence on 27 July 2004 and, unless terminated in accordance with clause 12, shall continue for a fixed period of two years from the date of commencement at the end of which period the Employment shall automatically terminate without the requirement for notice.

The Executive's employment with Wise Systems Limited shall be treated as part of the Executive's continuous period of employment, which accordingly began on 29 April 1982.

Duties of the Executive

The Executive shall carry out the Duties set out in Schedule 1 and exercise the powers consistent with such duties.

Any duties in addition to those set out in Schedule 1, including any duties for a Group Company and acting as an officer or holding any other appointment in relation to a Group Company, shall be reasonable and agreed in writing with the Executive. Any failure to agree additional duties shall not constitute a breach of this Agreement by the Executive.

Subject to the other provisions of this Agreement, at all times during the Employment the Executive shall:

      unless prevented by ill health and except during holidays taken in accordance with this Agreement, devote the whole of the Executive's working time and attention to the Employment;

      perform the Duties faithfully and diligently;

      obey all lawful and reasonable directions of the Board which relate to the Executive's performance of the Duties;

      observe such reasonable restrictions or limitations as may from time to time be imposed by the Board upon the Executive's performance of the Duties;

      implement  and  abide  by  any  relevant   Company  policy  which  may  be
            promulgated or operated in practice from time to time;

      use best endeavours to promote the interests of the Company and shall not do or willingly permit to be done anything which is harmful to those interests; and

      keep the Board fully informed (in writing if so requested) of the Executive's conduct of the business or affairs of the Company and provide such explanations as the Board may reasonably require.

Hours of work

The Executive shall work for 35 hours per week at such times as shall be determined by the Executive, and such additional hours as are necessary for the proper discharge of the Duties. The Executive shall not be entitled to receive any additional remuneration for such additional hours worked.

Without  prejudice  to Clause 10, the  Executive  shall be entitled to carry out other work, unrelated to the Company, which relates to the Executive's family including, without limitation, work in connection with the Executive's position as a partner in the family business and work in connection with the family trust and investment company, for a total period not exceeding twenty one working days in each calendar year, the times of such additional work to be determined by the Executive acting reasonably and may only be undertaken insofar as the Duties and the interests of the Company are not adversely affected.

The Executive acknowledges that he may, if necessary for the proper discharge of the Duties, be required to work in excess of an average of 48 hours in any one period of 7 calendar days if so requested by the Company and consents to do so. The Executive may withdraw such consent by giving not less than 3 months' prior notice in writing to the Company of such withdrawal.

Principal place of work

The Executive's principal place of work shall be at the Executive's home address from time to time which, as at the date of this Agreement, is Linton Burnfoot Farm, Morebattle, Kelso, Roxburghshire, TD5 8AG.

The Executive shall travel to and work on a temporary basis from such locations and for such periods within the UK and abroad as the Executive deems necessary for the proper discharge of the Duties.

Without prejudice to clause 6.2, the Executive shall not be required by the Company to work outside the United Kingdom for any consecutive period of one month or more.

Salary and Bonus

During the Employment the Company shall pay to the Executive a basic salary at the rate of two hundred ten thousand, two hundred fifty US dollars ($210,250) per annum which shall be paid in UK pounds at the prevailing rate of exchange. The basic salary shall accrue from day to day, be payable by bank transfer to a bank account nominated by the Executive in equal monthly instalments in arrears on or about the end of each month and shall include any fees to which the Executive is entitled as a director of any Group Company.

The  Executive's  basic salary shall be reviewed by the Board from time to time.
      The Executive's basic salary shall not be reduced at any time and any increase in the Executive's basic salary consequent upon such review will be effective from the effective date specified by the Board.

The Executive shall be entitled to receive payments of Commission Bonus under the Company's Commission Bonus Scheme, the details of which are set out in
      Schedule 3.

Expenses

The Company shall reimburse to the Executive all expenses reasonably and properly incurred by the Executive in the performance of the Duties subject to the production of such receipts or other evidence of expenditure as the Company may reasonably require and the Company shall use all reasonable efforts to reimburse the Executive within 20 working days of a request by the Executive.

Benefits

The Company shall, in each year of the Employment, contribute a sum equivalent to 4.5% of the Executive's basic salary into a personal pension plan of the Executive's choice. Such payments to be calculated and paid on a monthly basis so that in the year of joining and leaving, the amount of such contribution shall be reduced pro rata for each complete calendar month not worked.

No contracting-out certificate pursuant to the Pension Schemes Act 1993 is in force in respect of the Employment.

The Executive, the Executive's spouse and dependant children shall be eligible to participate in the Company's medical expenses insurance scheme as the Company shall operate from time to time, subject always to the rules of the relevant scheme. The Company shall pay all premiums in respect of the said scheme and may, in its absolute discretion, withdraw such schemes or vary their terms and details from time to time.

The Executive shall be eligible to participate in the Company's permanent health insurance scheme providing long term disability cover for the Executive subject always to the rules of the relevant scheme. Under the rules of the scheme, permanent health insurance cover will cease in the following circumstances:

      if the Executive's employment with the Company ends (for whatever reason);

      if the Executive retires;

      if the Executive dies;

      if the Executive is deemed capable of returning to work; and

      if the insurer no longer accepts that the Executive is eligible or otherwise withdraws cover.

Without prejudice to Clause 8.1, the Company shall pay to the Executive a car allowance of three hundred and forty pounds sterling ((pound)340) per month payable with the Company's payroll in the normal manner.

The Company shall pay to the Executive a mobile phone allowance of forty-five pounds sterling ((pound)45) per month payable with the Company's payroll in the normal manner. The said allowance shall be reviewed from time to time, taking into account the Executive's requirements for the proper discharge of the Duties.

Any other benefit provided to the Executive shall, unless otherwise agreed in writing, be at the discretion of the Company which may, at any time, withdraw or vary the terms of such benefit as it sees fit.

Holidays

The Company's holiday year runs from 1 January to 31 December.

In addition to Scottish public and bank holidays, the Executive is entitled to 25 working days' paid holiday in each holiday year, to be taken at such time or times as are agreed with the VP Healthcare Systems, which agreement shall not be unreasonably withheld.

The Executive may not, without the consent of the VP Healthcare Systems carry forward any unused part of the holiday entitlement to a subsequent holiday year. Except on termination of employment, no payment will be made in lieu of any unused holiday entitlement.

For the holiday year during which the Employment commences or terminates, the Executive's entitlement to holiday accrues on a pro rata basis for each complete month of the Employment during that holiday year.

On termination of the Employment the Executive shall be entitled to pay in lieu of any outstanding holiday entitlement and shall be required to repay to the Company any salary received for holiday taken in excess of his actual entitlement. The basis for calculating the payment and repayment shall be 1/260 of the Executive's annual basic salary (excluding bonus) for each day. For the purposes of the calculation of the payment and repayment the amount of the Executive's outstanding or overtaken holiday entitlement shall be grossed up as appropriate to the nearest half day to take account of any non working days falling within the Executive's normal working week.

Sickness or injury

If unable to perform the Duties due to sickness or injury the Executive shall report this fact as soon as possible on the first working day of incapacity to the Company administrator, and provide, so far as practicable, an expected date when he will be able to resume the Duties.

In respect of sickness or injury lasting up to seven calendar days the Executive must complete a self-certification form. In respect of sickness or injury lasting more than seven calendar days the Executive must, if practicable, on the eighth calendar day provide the Company with a medical certificate and thereafter provide further certificate(s) to cover any subsequent period of absence.

If the Executive shall be absent due to sickness or injury duly certified in accordance with clause 11, the Executive shall be paid full basic salary for up to 3 months' absence in any period of 12 consecutive months and after that, subject to sub-clause 11.4, such remuneration, if any, as the Board shall determine from time to time.

Any remuneration paid under sub-clause 11.3 shall be inclusive of any Statutory Sick Pay to which the Executive is entitled or other benefits recovered by the Executive which may be deducted from it.

Any outstanding or prospective entitlement to company sick pay in accordance with sub-clause 11.3, private medical insurance benefits or permanent health insurance benefits shall not prevent the Company from exercising its right to terminate the Employment in accordance with sub-clause 12.4 nor shall the Company be liable to compensate the Executive in respect of any such pay or benefit.

If the Executive's sickness, injury or other incapacity is caused by the negligence or breach of statutory duty of a third party and the Executive shall recover any damages or other compensation from such third party for the Executive's loss of earnings whilst incapacitated, the Executive shall repay to the Company the amount of any sick pay paid by the Company to the Executive under sub-clause 11.3 or, if less, the full amount of the damages or compensation received for loss of earnings by the Executive.

If at any time during the Employment the Executive is unable to perform all or part of the Duties because of sickness or injury then the Executive shall, at the request and expense of the Company:

      consent to an examination by a doctor to be selected by the Company; and

      authorise this doctor to disclose to and discuss with the Company's medical adviser, or other nominated officer of the Company, the results of or any matter arising out of this examination.

The Company shall be entitled to rely on the reasonable opinion of any doctor engaged by the Company to examine the Executive under sub-clause 11.7 as to the Executive's fitness for work. The Executive shall not be entitled to perform the Duties at any time when such doctor considers him to be unfit for work and shall not be entitled to receive any remuneration from the Company in excess of any sick pay to which he remains entitled under sub-clause 11.3 during any such period.

Termination of and suspension from Employment

The Company may by written notice terminate the Employment without notice or pay in lieu of notice if the Executive:

      commits a material breach of the terms and conditions of this Agreement whether or not amounting to gross misconduct;

      repeats or continues after repeated warnings any non material breach of the terms and conditions of this agreement, including any failure to carry out the Duties efficiently, diligently or competently (subject always to such warnings being reasonable and in accordance with the Company's disciplinary procedure);

      commits any act of gross misconduct or is guilty of any conduct which brings any Group Company into disrepute, whether or not the conduct occurs during or in the context of the Employment;

      is convicted of any criminal offence for which he is sentenced to a period of imprisonment;

      commits any act of dishonesty relating to any Group Company or any of its employees or officers;

      becomes prohibited by law from being a director of the Company, is removed from office pursuant to the Company's articles of association, unless the removal is caused by sickness or injury or the Executive resigns as a director;

      becomes of  unsound  mind or a patient  within  the  meaning of the Mental
            Health Act 1983 so that he is unable to perform the Duties; or

      becomes bankrupt or makes any arrangement or composition with his creditors generally.

In order to investigate a complaint against the Executive of misconduct the Company may suspend the Executive on full pay for so long as may be necessary to carry out a proper investigation and hold any appropriate disciplinary hearing.

Notwithstanding sub-clauses 9.3, 9.4 and 11.3, if the Executive is incapable of performing the Duties due to sickness or injury for a period or periods aggregating at least 3 months in any period of 12 months the Company may, by not less than 3 months' prior written notice given at any time whilst such incapacity continues, terminate the Employment. Upon termination of the Employment under this sub-clause 12.3 the Executive shall cease to be entitled to any further payment under sub-clause 11.3 or any other provision of this Agreement, except clause 7.3. For the avoidance of doubt, the Executive shall remain entitled to payments of Commission Bonus in terms of clause 7.3 and Schedule 3 notwithstanding the termination of the Employment in terms of this sub-clause 12.3.

If the Company serves notice to terminate the Employment prior to the end of the fixed term in Clause 3.1, the Company shall (a) pay to the Executive a lump sum equivalent to the Executive's basic salary and benefits for the unexpired portion of the fixed term, and (b) continue to pay Commission Bonus payments in accordance with Clause 7.3 and Schedule 3, notwithstanding the termination of the Executive's employment. The Company will pay the sums due and payable under this sub-clause (subject to deduction of tax and national insurance contributions at source).

      On    the  Termination  Date, the Executive  shall,  at the request of the
            Board:

            resign (without prejudice  to any claims  which he may have  against any Group Company arising out of the Employment or its termination) from all and any offices which he may hold as a director of any Group Company and from all other appointments or offices which he holds as nominee or representative of any Group Company; and

            transfer without payment to the Company or as the Company may direct any shares held by him for the purposes only of fulfilling any requirement in the Company's articles of association that a director holds shares in the Company and any shares in any Group Company held by him on trust for or any Group Company.

      If the Executive should fail to comply with any obligation under sub-clause (a) forthwith upon the Company's request, the Company is irrevocably authorised to appoint some person in his name and on his behalf to sign any documents or do any things necessary or requisite to effect such resignation(s) and/or transfer(s).

At any time during the currency of the Employment, the Company may, in its absolute discretion, for all or part of the unexpired period of the fixed-term require the Executive:

            to perform only part of the Duties;

            not to perform any of the Duties;

            not to have any contact (other than social contact) with clients of the Company or any Group Company;

            not to have any contact with such employees or suppliers of the Company or any Group Company as the Board shall determine acting reasonably;

            to disclose to the Board any attempted contact (other than social contact) with him made by any client, employee or supplier with whom the Executive has been required to have no contact pursuant to this sub-clause;

            to take any accrued holiday entitlement;

            not to enter any premises of the Company or any Group Company nor to visit the premises of any of the Company's or any Group Company's suppliers or customers;

            provided always that throughout the period of any such action and subject to the other provisions of this Agreement the Executive's salary and contractual benefits shall not cease to accrue or be paid.

      The Executive acknowledges that such action taken on the part of the Company shall not constitute a breach of this Agreement of any kind whatsoever nor shall the Executive have any claim against the Company in respect of any such action.

      Without prejudice  to the right of the  Executive  to carry out work which relates to the Executive's family including, without limitation, work in connection with the Executive's position as a partner in the family business and work in connection with the family trust and investment company, during any period of garden leave (i) the Executive shall owe a duty of the utmost good faith to the Group, must not work for any other person or on his own account and shall remain readily contactable and available to work for the Company or any Group Company, and (ii) should the Executive work for any other person or on his own account or fail to be available for work at any time having been requested by the Company to do so, the Executive's right to salary, contractual benefits and Commission Bonus in respect of such period of non-availability shall be forfeit notwithstanding any other provision of this Agreement.

Obligations during Employment

      The Executive shall promptly disclose to the Company full details including, without limitation, any and all computer programs, photographs, plans, records, drawings and models, of any know-how, technique, process, improvement, invention or discovery (whether patentable or not) which the Executive (whether alone or with any other person) makes, conceives, creates, develops, writes, devises or acquires at any time during the course of his Employment which relates to the Businesses.

      If the know-how, technique, process, improvement, invention or discovery is a Company Invention, the Executive shall (to the extent that it does not automatically vest in the Company by operation of law) hold it in trust for the Company and, at the request and expense of the Company, do all things necessary or desirable

            (including entering into any agreement that the Company reasonably requires) to enable the Company or its nominee to obtain for itself the full benefit of and to secure patent or other appropriate forms of protection for the Company Invention throughout the world.

      If the know-how, technique, process, improvement, invention or discovery is not a Company Invention, the Company shall treat all information disclosed to it by the Executive as confidential property of the Executive.

      The patenting and exploitation of any Company Invention shall be at the sole discretion of the Company.

      The Executive shall promptly disclose to the Company all Intellectual Property conceived, developed, written or made by the Executive alone or with others during the Employment which relate, or could relate, to the Businesses and shall (to the extent that they do not automatically vest in the Company by operation of law) hold them in trust for the Company until such rights have been fully and absolutely vested in the Company.

      The Executive assigns to the Company by way of present and future assignment (to the extent not already vested in the Company by operation of law) all Intellectual Property originated, conceived, written, developed or made by the Executive alone or with others during the Employment which relate to the Businesses.

      The Executive irrevocably and unconditionally waives in favour of the Company any and all moral rights conferred on the Executive by Chapter IV, Part I, Copyright Designs and Patents Act 1988 and any other moral rights provided for under the laws now or in future in force in any part of the world for any work the rights in which are vested in the Company whether by sub-clause (b) or otherwise.

      The Executive shall, at the request and expense of the Company, do all things necessary or desirable (including entering into any agreement that the Company reasonably requires to vest the rights referred to in this clause in the Company) to substantiate the rights of the Company under sub-clauses (b) and (c).

The Executive irrevocably appoints the Company as his attorney in his name and on his behalf to execute documents, to use his name and to do all things which may be necessary or desirable for the Company to obtain for itself or its nominee the full benefit of the provisions of sub-clause 13.1(b) and 13.2(b) and a certificate in writing signed by any director or the Company Secretary that any instrument or act falls within the authority conferred by this clause shall be conclusive evidence that such is the case so far as any third party is concerned.

The Executive shall comply, where relevant, with every rule of law, every requirement of the London Stock Exchange Plc and every regulation of the Company from time to time in force relating to dealings in shares, debentures or other securities of any Group Company and, in relation to overseas dealings, the Executive shall also comply with all laws of the state and all regulations of the stock exchange, market or dealing system in which such dealings take place.

13.5

      Exceptfor the proper discharge of the Duties, during the Employment the Executive shall not:

            directly or indirectly  disclose to any person or use other than for any legitimate purposes of any Group Company any Confidential Information;

            without the Board's prior written permission (which permission shall not be unreasonably withheld) hold any Material Interest in any person which:

                  is or shall be wholly or partly in competition with the Businesses;

                  conflicts with the Executive's  ability to act at all times in the best interests of any Group Company; or

                  requires  the  Executive  to  disclose  or  make  use  of  any
                        Confidential Information to further the Executive's interest in that person;

            at any time take any preparatory steps to become engaged or interested in any capacity whatsoever in any business or venture which is in or is intended to enter into competition with that part of the Businesses which relates to the Restricted Products or Services;

            at any time knowingly make any untrue or misleading statement in relation to any Group Company;

            carry out any public or private work other than the Duties  (whether for profit or otherwise and whether during or outside normal working hours) except with the prior written permission of the Board (which permission shall not be unreasonably withheld). For the avoidance of doubt, this sub-clause 13.5(a)(v) does not apply to any work which relates to the Executive's family including, without limitation, work in connection with the Executive's position as a partner in the family business and work in connection with the family trust and investment company; or

            directly or indirectly  receive or obtain in respect of any goods or services sold or purchased or other business transacted (whether or not by the Executive) by or on behalf of any Group

                  Company any discount, rebate, commission or other inducement (whether in cash or in kind) which is not authorised by any Company rules or guidelines from time to time and if the Executive or any person in which the Executive holds any Material Interest shall obtain any such discount, rebate, commission or inducement, the Executive shall immediately account to the Company for the amount so received.

      The Executive shall, at any time during the Employment or following its termination, at the request of the Company or any Group Company return to the relevant Group Company or, at the relevant Group Company's request, shall destroy:

            any documents, drawings, designs, computer files or software, visual or audio tapes or other materials containing information (including, without limitation, Confidential Information) relating to the Company or any Group Company's business created by, in the possession of or under the control of the Executive; and

            any other property of the Company or any Group Company in his possession or under his control.

      The Executive shall not make or keep or permit any person to make or keep on his behalf any copies or extracts of the items referred to in sub-clause (b) (i) in any medium or form.

Obligations after Employment

Except as the holder of shares in a company whose shares are listed on a recognised investment exchange or overseas investment exchange (as such terms are defined in sections 285 and 313 of the Financial Services and Markets Act 2000) which confer not more than three per cent. of the votes which could normally be cast at a general meeting of that company, the Executive shall not for the Relevant Period be engaged on his own account or in the capacity of employee, officer, consultant, adviser, partner, principal or agent in or hold any Restricted Shareholding in any company which carries on any business or venture which:

      is or is about to be in competition with the Businesses with which the Executive has been concerned or involved to any material extent during the 12 months preceding the Termination Date; or

      requires the  Executive  to  disclose  or  make  use  of any  Confidential
            Information in order properly to discharge the Executive's duties to or to further the Executive's interest in that business or venture.

The Executive shall not directly or indirectly, whether on the Executive's own behalf or on behalf of another person:

      for the Relevant Period accept orders for any Restricted Products or Services from any Customer.

      for   the Relevant Period accept the supply of Restricted Supplies;

      for the Relevant Period:

            seek, canvass  or  solicit  any  business,  orders or custom for any
                  Restricted Products or Services from any Customer;

            solicit or entice away or seek to entice away from any Group Company any person who is and was at the Termination Date or during the period of 12 months preceding the Termination Date, employed or engaged by any Group Company in any of the Businesses in a senior managerial, technical, supervisory, sales or marketing capacity and was a person with whom the Executive dealt in the course of the Duties and who by reason of such employment or engagement is likely to have knowledge of any trade secrets or Confidential Information of the Company or any Group Company;

      at any time after the Termination Date:

            induceor seek to induce by any means  involving  the  disclosure  or use of Confidential Information any Customer or Supplier to cease dealing with the Company or any Group Company or to restrict or vary the terms upon which it deals with the relevant Group Company;

            be held out or represented by the Executive as being in any way connected with or interested in any Group Company; or

            disclose to any person, or make use of any Confidential Information, except where such information is in the public domain or except as may be required by law.

The Executive has given the undertakings contained in clause 14 to the Company as trustee for itself and for each Group Company in the business of which the Executive shall be involved or concerned to a material extent during the Employment. The Executive will at the request and cost of the Company enter into direct undertakings with any such Group Company that correspond to the undertakings in clause 14.

The undertakings contained in clause 14 are entered into by the Company and the Executive after having been separately legally advised.

Disciplinary and Grievance procedure

The Executive is subject to the Company's disciplinary rules and procedures, for the time being in force and such other procedures of this nature as may from time to time be adopted. Application of any such procedure is at the Company's discretion and is not a contractual entitlement.

If the Executive has any grievance relating to his Employment (other than one relating to a disciplinary decision) he should refer such grievance to the

      VP Healthcare Systems and if the grievance is not resolved by discussion with him it will be referred for resolution to the Board, whose decision shall be final.

Collective Agreements

There are no collective agreements that affect the terms and conditions of the Executive's employment.

Deductions

The Executive consents to the deduction at any time from any salary or other sum due from the Company to the Executive, including any payment on termination of employment, of any sum owed by the Executive to the Company.

Entire Agreement

This Agreement sets out the entire agreement and understanding between the parties and supersedes all prior agreements, understandings or arrangements (oral or written) in respect of the employment or engagement of the Executive by the Company. No purported variation of this Agreement shall be effective unless it is in writing and signed by or on behalf of each of the parties. For the avoidance of doubt, nothing in this Agreement supersedes or in any way affects the Stock Purchase and Sale Agreement or the Stock Escrow Agreement.

Third Parties

Unless expressly provided in this Agreement, no term of this Agreement is enforceable pursuant to the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to it.

Data Protection

The Company shall hold personal data (including, where necessary, sensitive personal data; both terms as defined in the Data Protection Act 1998) in relation to the Executive in its paper-based and computerised manual and filing systems. The Executive consents to the processing of such data both inside and, where necessary, outside the European Economic Area for the purposes of:

      Salary, benefits and pensions administration;

      Health administration and for the purposes of health insurance/benefits;

      Training and appraisal, including performance records and disciplinary records;

      Equal opportunities monitoring;

      For the purpose of any potential change of control of the Company or Group Company, or any potential transfer of the Executive's employment under the Transfer of Undertakings (Protection of Employment) Regulations 1981 (as amended). In such circumstances, disclosure may include disclosure to the potential purchaser or investor and their advisors.

The Executive agrees that personal information relating to him may be disclosed for marketing and/or PR purposes and in connection with the performance of the Duties.

The Executive agrees to use all reasonable endeavours to keep the Company informed of any changes to his personal data and to comply with all relevant data protection legislation.

Releases and waivers

The Company may, in whole or in part, release, compound, compromise, waive or postpone, in its absolute discretion, any liability owed to it or right granted to it in this Agreement by the Executive without in any way prejudicing or affecting its rights in respect of any part of that liability or any other liability or right not so released, compounded, compromised, waived or postponed.

The Executive may, in whole or in part, release, compound, compromise, waive or postpone, in his absolute discretion, any liability owed to him or right granted to him in this Agreement by the Company without in any way prejudicing or affecting his rights in respect of any part of that liability or any other liability or right not so released, compounded, compromised, waived or postponed.

No single or partial exercise, or failure or delay in exercising any right, power or remedy by the Company or the Executive shall constitute a waiver by it or him of, or impair or preclude any further exercise of, that or any right, power or remedy arising under this Agreement or otherwise.

Notices

Any notice to a party under this Agreement shall be in writing signed by or on behalf of the party giving it and shall, unless delivered to a party personally, be hand delivered, or sent by prepaid first class post or facsimile, with a confirmatory copy sent by prepaid first class post to, in the case of the Executive, the Executive's last known residential address or, in the case of the Company, the Company Secretary at the Company's registered office.

A notice shall be deemed to have been served:

      at the time of delivery if delivered personally to a party or to the specified address;

      on the second working day after posting by first class prepaid post ; or

      2 hours after transmission if served by facsimile on a business day prior to 3pm or in any other case at 10 am on the business day after the date of despatch.

Governing law and jurisdiction

This Agreement shall be governed by and construed in accordance with English law.

Each of the parties irrevocably submits for all purposes in connection with this Agreement to the exclusive jurisdiction of the English courts.



In witness this Deed has been executed on the date appearing at the head of page 1.

                                   Schedule 1

Martin Richards will be the Vice-President of European Operations, Guardian Healthcare Systems Division, Wise Systems, Ltd. reporting to the VP Business Development. In this capacity, the following are key activities and responsibilities. Prior to the beginning of each quarter, specific activities and timetables will be agreed between the Company and the Executive. o
Participate in the commercialisation of the radiology information system, finalize the PACS product strategy, contribute and support the strategy, planning and commercialisation of the Company's PACS product to target markets.

      o Leverage current business opportunities in England, Scotland and Wales in an effort to communicate and organize Company resources to effectively address these near-term business opportunities.

      o Help develop ongoing business and revenue strategy for Europe which integrates with other objectives for the Guardian Healthcare Systems Division business operations insofar as such operations relate to the Businesses. Support and contribute to the development of a consolidated product strategy and roadmap for the US and Europe.

      o Keep Guardian Executive team abreast of relevant national healthcare policy initiatives and business opportunities of which the Executive becomes aware. With other members of the management team seek out and cultivate additional business with OEMs which have been awarded contracts within the UK's national health-care system.

      o Maintain liaison, support and contact with (a) the Executive's client base as at the date of this Agreement, the relevant clients being those which are listed in Schedule 2 to this Agreement and (b) subject to the agreement of the Executive, which agreement shall not be unreasonably withheld, any additional clients. Keep Guardian Executive team apprised of customer needs and new product requirements to ensure customer loyalty.

      o Support the knowledge and technology transition to other regional markets outside the UK, to the US, and other targeted regional markets.

      o In so far as is reasonable, work with Guardian's health-care business team to launch in the US marketplace, with both OEM and end-user sales. In so far as is reasonable, participate in trade shows, customer meetings and other activities helpful to the support and growth of the operation of the Guardian Healthcare Systems Division insofar as this relates to the Businesses.

      SCHEDULE 2

RADIOLOGY INFORMATION SYSTEM AND PACS CLIENTS

BCH-NHS     Birmingham Children Hosp Trust
            F Block
            Steelhouse Lane Site,
            Birmingham, B4
            6NL

BENENDEN    Benenden Hospital
            Cranbrook,
            Kent, TN17
            4AX

INVERCLYDE  Inverclyde Royal Hospital
            Larkfield Road
            Greenock
            PA16 0XN

KETTERING   Kettering General Hospital
            Rothwell Road,
            Kettering, NN16
            8UZ

LOMOND      Lomond & Argyll Primary Care
            Lochgilpead, PA31
            8LB

UBHC        United Bristol Healthcare
            Marlborough Street,
            Bristol, BS99
            1YF

VOL         Vale of Leven Hospital
            Main Street
            Alexandria
            G83 0UA

WESTON      Weston Area Health Trust
            Weston General Hospital,
            Grange Road, Uphill,
            Weston Super Mare, BS23
            4TQ

WGH         Lothian Health Board
            Western General Hospital,
            Edinburgh, EH4
            2XU

OTHER HEALTHCARE CLIENTS (HARDWARE AND SERVICES)

AYRSHIRE    Ayshire & Arran Acute NHS Trust
            PO Box 8461,
            Prestwick, KA9
            2YE

CONWY       Conwy & Denbighshire NHS Trust
            PO Box 727, H.M. Stanley Hospital, St Asaph,
            Denbighshire, LL17 0YF,
            UK

DMEEDOX     DMEED
            Level 5, John Radcliffe Hospital,
            Headington,
            Oxford, OX3 9DU,
            UK

DOWNLISB    Down Lisburn HSS Trust
            Downshire Hospital,
            Ardglass Road,
            Downpatrick, BT30 6RA,
            UK

MILTONKEY   Milton Keynes General Hospital
            Standing Way, Eaglestone,
            Milton Keynes, MK6 5LD,
            UK

NDURHAM     North Durham Healthcare NHS Trust
            Durham, DH1
            5RD

NORTHEAS    North East Wales NHS Trust
            PO Box 860,
            Wrexham, LL13 7JL,
            Wales

NORTHNOT    North Nottinghamshire Health
            Ransom Hospital,
            Southwell Road West,
            Mansfield, NG21
            0ER

NWHA        North Wales Health Authority
            Preswylfa,
            Mold, CH7
            1XU


SHEFFIELD   Central Sheffield Univ. Hosp.
            Sheffield, S10
            2SB

TYCO        Tyco Healthcare UK Manuf Ltd
            154 Fareham Road,
            Gosport,
            Hampshire, PO13
            0AS

UNIV-LEEDS  University of Leeds
            Leeds, LS2
            9JT

UNIV-WOE    University of West of England
            Frenchay Campus, Coldharbour Lane,
            Bristol, BS16
            1QY

WYTHENSH    Wythenshawe Hospital
            Wythenshawe,
            Manchester, M23
            9LT

                                   SCHEDULE 3
                             COMMISSION BONUS SCHEME

GENERAL

1.1 As referred to in sub-clause 7.3 of this Agreement, this schedule outlines the rules relating to the Company's Commission Bonus Scheme (the "SCHEME").

1.2 The Scheme is designed to incentivise performance, by making payment of a proportion of the Executive's total remuneration, in addition to the Executive's basic salary, contingent on the Company achieving specified financial targets as set out below.

DEFINITIONS

For the purposes of the Scheme, and unless the context otherwise requires, the following phrases shall have the following meanings:

            "Bonus Quarters" means the four quarters of each calendar year ending on 31 March, 30 June, 30 September and 31 December respectively and "Bonus Quarter" shall be construed accordingly. "Commission Bonus" means 5% of the Net Revenue; and

"Net Revenue" means the global billed revenue of the Guardian Healthcare Systems Division (including, without limitation, the US, Latin America, Canada, Asia
Pacific, Middle East, UK and Europe) less the cost of third party hardware and software determined in accordance with paragraph 3.3 of this Schedule 3.

3.          Commission Bonus

3.1 Notwithstanding the date of this Agreement, the Executive shall be eligible to participate in the Scheme from the date the Stock Purchase and Sale Agreement is signed.

3.2 Subject to paragraph 3.4 of this Schedule, within 45 days of the Bonus Quarter end date, the Executive shall be paid a Commission Bonus based on the Net Revenue for the relevant Bonus Quarter.

3.3 The Net Revenue is to be determined by the Group's Chief Financial Officer (CFO) by reference to the accounts of the companies within the Guardian Healthcare Systems Division to the extent that the said accounts are referable to the "Businesses".

3.4 The Commission Bonus shall be paid to the Executive subject to the deduction of income tax and primary Class I National Insurance contributions.

3.5         Subject to paragraph 3.6 of this Schedule:


            if the Employment is terminated during the fixed period set out in sub-clause 3.1 of this Agreement ("the Fixed Period"), then the Commission Bonus shall continue to be paid to the Executive by the Company in respect of each Bonus Quarter (or part thereof) for the remainder of the Fixed Period in accordance with paragraphs 3.2 to 3.4 of this Schedule; and
            if the Employment is terminated after the Fixed Period, then the Commission Bonus for the Bonus Quarter in which the termination takes effect shall be paid to the Executive in respect of the period up to the Termination Date and there shall be no further entitlement to Commission Bonus.

3.6   The Executive shall cease to be entitled to a Commission Bonus:

      (a) if his employment is terminated by the Company in accordance with sub-clause 12.1 of this Agreement; or

      (b) if he resigns from employment (unless the Executive has terminated his employment as a result of a fundamental breach of contract on the part of the Company or any Group Company).

EXECUTED as a DEED    )
by MARTIN RICHARDS    )   /s/ Martin Richards
in the presence of:   )

Signature of witness:  /s/ Giles Woolfson

Name:Giles Woolfson

Address:



Occupation:Esq.



EXECUTED as a DEED                         )
(but not delivered until the date          )
appearing at the head of page 1)           )
by WISE SYSTEMS LIMITED                    )
acting by:                                 )

/s/ Michael Trudnak                        Director

                                           Director/Secretary